Exhibit 99.1

Inquiries should be directed to:
Investor Relations Contact Craig Jackson, VP & Treasurer phone (937) 259-7033	News Media Contact phone (937) 224-5940 e-mail communications@dplinc.com

DPL Reports First Quarter 2011 Earnings

DAYTON, Ohio — April 28, 2011 — DPL Inc. (NYSE: DPL) today reported first quarter 2011 earnings of $0.38 per share, compared to $0.61 per share for the same period in 2010.  Earnings per share information reported in this press release is based on diluted shares outstanding unless otherwise noted.  Average total diluted shares outstanding were 114.5 million for the first quarter 2011 and 116.2 million for the same period in 2010.

Excluding certain special items, adjusted earnings for the first quarter 2011 were $0.56 per share.

	Three Months Ended March 31,
Non-GAAP EPS Reconciliation	2011	2010
Reported earnings per share (unaudited)	$0.38	$0.61
Adjustments:
Debt purchase premium and write-off	0.09	—
Tax adjustments	0.05	—
Storm costs	0.04	—
Adjusted earnings per share (Non-GAAP)	$0.56	$0.61

“We had a good start to the year from an earnings standpoint and are on track to achieve our year-end earnings targets”, said Paul Barbas, DPL President and CEO.  “As we look towards the balance of year, our focus continues to be on safety, reliable service, retail competition, and cost control.  Additionally, with our merger announcement last week, we believe that joining forces with a company with the scale and breadth of AES has very positive benefits for all of the stakeholders of DPL.”

First Quarter 2011 Financial Results

Revenues increased $43.5 million, or 10%, to $494.7 million for the first quarter 2011 compared to $451.2 million for the same period in 2010.  This increase was primarily the result of higher average retail rates, higher retail sales volumes, and higher RTO capacity revenue, partially offset by lower wholesale sales volume.

Retail revenues increased $28.9 million resulting primarily from the continued recovery of fuel, energy efficiency, transmission and capacity costs, as well as an 0.8% increase in retail sales volume.  The increase in retail sales volume was due mostly to higher commercial and industrial sales, partially offset by warmer weather as heating degree days were 3% lower than in the first quarter of 2010.

Wholesale revenues decreased $8.5 million primarily as a result of a 20% decrease in wholesale sales volume and a 1% decrease in average wholesale prices.  RTO, RTO capacity and other revenues increased $23.1 million primarily due to an increase in PJM capacity revenue.

	Three Months Ended March 31,
$ in millions	2011	2010	Variance
Retail	$383.5	$354.6	$28.9
Wholesale	31.7	40.2	(8.5)
RTO Revenues	21.4	21.1	0.3
RTO Capacity Revenues	55.3	32.3	23.0
Other Revenues	2.8	3.0	(0.2)
Total Revenues	$494.7	$451.2	$43.5

Fuel costs, which include coal, gas, oil, and emission allowances (net of gains on sales), decreased $2.1 million, or 2%, for the first quarter 2011 compared to the same period in 2010. The decrease was primarily due to a $1.5 million increase in gains realized from coal sales and a 14% reduction in generation volume, partially offset by a 16% increase in average fuel prices.

	Three Months Ended March 31,
$ in millions	2011	2010	Variance
Fuel Costs	$101.5	102.3	(0.8)
Gains from Sale of Coal	(1.7)	(0.2)	(1.5)
Gains from Sale of Emission Allowances	0.0	(0.2)	0.2
Total Fuel Costs	$99.8	$101.9	$(2.1)

Purchased power costs increased $48 million, or 66%, for the first quarter 2011 compared to the same period in 2010.  This increase was primarily due to a $25.7 million increase in RTO capacity and other RTO charges and a $30.5 million increase in purchased power volume, partially offset by a 19% decrease in average purchased power prices.

	Three Months Ended March 31,
$ in millions	2011	2010	Variance
Purchased Power	$36.0	$13.7	$22.3
RTO Charges	29.3	24.7	4.6
RTO Capacity Charges	55.5	34.4	21.1
Total Purchased Power	$120.8	$72.8	$48.0

Gross margin decreased $2.4 million, or 1%, to $274.1 million for the first quarter 2011 compared to $276.5 million for the first quarter of 2010.

Operation and maintenance expense increased $18.0 million, or 22%, for the first quarter 2011 compared to the same period in 2010.  The increase was primarily attributable to a $7.5 million increase in costs at DPL’s generating facilities due largely to plant outages, a $7.3 million increase in line clearance costs due primarily to the February 2011 ice storm, a $3.4 million (net of associated expenses) insurance recovery received during the first quarter 2010, and a $2.6 million increase in other costs which are funded through rate riders.

Depreciation and amortization expense decreased $2.3 million, or 6%, for the first quarter 2011 compared to the same period in 2010.  This decrease was primarily due to lower depreciation rates on generation property which were implemented during the third quarter of 2010.

General taxes increased $6.3 million, or 19%, for the first quarter 2011 compared to the same period in 2010 primarily due to an unfavorable decision relating to the Ohio gross receipts tax audit, which the company plans to appeal, and higher property tax accruals.

Charge for the early redemption of debt

DPL purchased $122.0 million principal amount of DPL Capital Trust II 8.125% capital securities in a privately negotiated transaction in February 2011.  As part of this transaction, DPL paid a $12.2 million, or 10%, premium and recognized $3.1 million of unamortized discount and issuance costs.

Income taxes decreased $11.6 million, or 32%, for the first quarter 2011 compared to the same period in 2010 primarily due to a decrease in pre-tax income partially offset by deferred taxes recorded as part of the purchase of MC Squared Energy Services, LLC.

Liquidity and Cash Flow

DPL’s cash and cash equivalents totaled $70.5 million at March 31, 2011 compared to $124.0 million at December 31, 2010.  The decrease in cash and cash equivalents was primarily attributed to $134.2 million related to the purchase of DPL Capital Trust II 8.125% capital securities, $43.0 million of capital expenditures, $37.8 million of dividends paid on common stock, $8.2 million related to the acquisition of MC Squared Energy Services, LLC, and the posting of $13.5 million of MC Squared debt and collateral, partially offset by $92.0 million of cash generated from operating activities, the net sales of $59.1 million of short-term investments, and net borrowings of $30.0 million from a DP&L revolving credit facility.

Construction additions were $34.4 million during the first quarter 2011 compared to $30.2 million in the first quarter of 2010.  Capital projects are subject to continuing review and are revised in light of changes in financial and economic conditions, load forecasts, legislative and regulatory developments and changing environmental standards, among other factors.  For the period 2011 through 2013, DPL is projecting to spend an estimated $770 million on capital projects.

2011 Earnings Guidance

DPL has reaffirmed its 2011 adjusted earnings from continuing operations guidance of $2.30 to $2.55 per share.   Adjusted earnings from continuing operations is a non-GAAP financial measure which excludes the impacts of the first quarter 2011 special items totaling $0.18 per share, as referenced in the non-GAAP to GAAP earnings per share reconciliation above,  and estimated merger transaction costs of $0.11 per share which we expect to incur during the remainder of 2011.  A reconciliation of the non-GAAP to GAAP earnings per share is provided on the last page of this press release.

The company will discuss its 2011 non-GAAP earnings per share guidance during its first quarter 2011 conference call and webcast.

Merger Agreement

On April 20, 2011, DPL and The AES Corporation, a Delaware corporation (“AES”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) whereby AES will acquire DPL for $30 per share in a cash transaction valued at approximately $3.5 billion plus the assumption of $1.2 billion of debt and preferred stock. Upon closing, DPL will become a wholly-owned subsidiary of AES.

The transaction has been unanimously approved by each of DPL’s and AES’ board of directors, but is subject to certain conditions, including receipt of the approval of DPL shareholders, the expiration or termination of the applicable Hart-Scott-Rodino Act waiting period, and the receipt of regulatory approvals, including that of the Public Utilities Commission of Ohio and the Federal Energy Regulatory Commission.  The parties anticipate receiving approvals and closing the transaction during the next six to nine months.

The company will discuss the proposed merger during its first quarter 2011 conference call and webcast.

Share Repurchase Plan Update

On October 27, 2010, DPL’s Board of Directors approved a share repurchase plan to acquire up to $200 million of DPL common stock.  This plan was scheduled to run through December 31, 2013, and could be modified or terminated at any time without prior notice.  Under this program, DPL repurchased 2.04 million shares of common stock at an average price of $25.75 per share during the fourth quarter 2010.  No shares were repurchased during the first quarter 2011.  As a result of the Merger Agreement announced with AES, DPL is suspending the share repurchase plan.

Conference Call and Webcast

At 9:00 a.m. Eastern Time on Friday, April 29, 2011, DPL will host a conference call and webcast to review first quarter 2011 financial results, discuss recent company events, including the proposed merger with AES and review its 2011 earnings guidance and other projections.  The conference call will be available in listen-

only mode for investors, media and the public by dialing 888-679-8033 for domestic participants or 617-213-4846 for international callers.  The access code is 62090727.  Please dial into the call at least 15 minutes prior to the start of the call to register.

The webcast can be accessed real-time at www.dplinc.com.  Interested parties are encouraged to visit the website at least 15 minutes prior to the start of the webcast to register.  The webcast will be available for replay on the DPL website in the investor relations section following the conference call.

Non-GAAP Financial Measures

This press release contains non-GAAP financial measures as defined under Securities and Exchange Commission regulations. Generally, a non-GAAP financial measure is a numerical measure of a company’s historical or future financial performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles (GAAP) in the United States.

DPL’s earnings per share is prepared in accordance with accounting principles generally accepted in the United States of America and represent the company’s earnings per share as reported in DPL’s financial statements filed with the Securities and Exchange Commission.  Adjusted earnings per share is a non-GAAP financial measure. DPL’s management believes the adjusted earnings per share to be relevant and useful information to our investors as this measure excludes certain special items. Management feels this is a meaningful analysis of our financial performance as it is not obscured by these special events.  This non-GAAP measure is also used by management in evaluating the company’s ongoing operating performance.  Adjusted earnings per share is not a substitute for measures determined in accordance with GAAP, and may not be comparable to adjusted earnings per share amounts reported by other companies.  The estimated range of non-GAAP earnings per share for full-year 2011 included in this press release includes three known adjustments and one projected adjustment.  Additional events may arise that could affect the projected adjustment and/or give rise to additional adjustments for estimated or actual 2011 non-GAAP earnings per share information disclosed by DPL in the future.

About DPL

DPL Inc. (NYSE:DPL) is a regional energy company. DPL was named one of Forbes’ “100 Most Trustworthy Companies” for the second consecutive year in 2010.

DPL’s principal subsidiaries include The Dayton Power and Light Company (DP&L); DPL Energy, LLC (DPLE); and DPL Energy Resources, Inc. (DPLER).  DP&L, a regulated electric utility, provides service to over 500,000 retail customers in West Central Ohio; DPLE engages in the operation of merchant peaking generation facilities; and DPLER is a competitive retail electric supplier, selling to major industrial and commercial customers. DPL, through its subsidiaries, owns and operates approximately 3,800 megawatts of generation capacity, of which 2,800 megawatts are low cost coal-fired units and 1,000 megawatts are natural gas and diesel peaking units.  Further information can be found at www.dplinc.com.

Forward Looking Statements

Certain statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Matters discussed in this press release that relate to events or developments that are expected to occur in the future, including earnings and other financial projections, the proposed merger transaction between DPL and The AES Corporation (AES) and the expected timing and completion of the transaction, management’s expectations, strategic objectives, business prospects, anticipated economic performance and financial condition and other similar matters, such as those relating to earnings guidance and capital expenditure projections, constitute forward-looking statements.  Forward-looking statements are based on management’s beliefs, assumptions and expectations of future economic performance, taking into account the information currently available to management.  These statements are not statements of historical fact and are typically identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “should,” “could,” “may,” “plan,” “project,” “predict,” “will,” and similar expressions.  Such forward-looking statements are subject to risks and uncertainties, and investors are cautioned that outcomes and results may vary materially from those projected due to various factors beyond our control, including but not limited to: abnormal or severe weather and catastrophic weather-related damage; unusual maintenance or repair requirements; changes in fuel costs and purchased power, coal, environmental emissions, natural gas, oil, and other commodity prices; volatility and changes in markets for electricity and other energy-related commodities; performance of our suppliers and other counterparties; increased competition and deregulation in the electric utility industry; increased competition in the retail generation market; a material deterioration in DPL’s retail and/or wholesale businesses and assets; changes in interest rates; state, federal and foreign legislative and regulatory initiatives that affect cost and investment recovery, emission levels and regulations, rate structures or tax laws; changes in federal and/or state environmental laws and regulations to which DPL and its subsidiaries are subject; the development and operation of Regional Transmission Organizations (RTOs), including PJM Interconnection, L.L.C. (PJM) to which DPL’s operating subsidiary (DP&L) has given control of its transmission functions; changes in our purchasing processes, pricing, delays, employee, contractor, and supplier performance and availability; significant delays associated with large construction projects; growth in our service territory and changes in demand and demographic patterns; changes in accounting rules and the effect of accounting pronouncements issued periodically by accounting standard-setting bodies; financial market conditions; the outcomes of litigation and regulatory investigations, proceedings or inquiries; general economic conditions; an otherwise material adverse change in the business, assets, financial condition or results of operations of DPL; and the risks and other factors discussed in DPL’s and DP&L’s filings with the Securities and Exchange Commission.  Regarding the proposed merger transaction with AES, there can be no assurance as to the timing of the closing of the transaction, or whether the transaction will close at all.  The following factors, among others, could also cause or contribute to causing our actual results to differ materially from the results anticipated in our forward looking statements:  the ability to obtain the approval of the transaction by DPL’s shareholders; the ability to obtain required regulatory approvals of the transaction or to satisfy other conditions to the transaction on the terms and expected timeframe or at all; transaction costs; and the effects of disruption from the transaction making it more difficult to maintain relationships with employees, customers, other business partners or government entities.

Forward-looking statements speak only as of the date of the document in which they are made.  We disclaim any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in our expectations or any change in events, conditions or circumstances on which the forward-looking statement is based.

Additional Information

This communication is being made, in part, in respect of the proposed merger transaction involving DPL and AES and the expected timing and completion of the transaction.  Information concerning the proposed merger transaction is included in DPL’s Current Report on Form 8-K and its Quarterly Report on Form 10-Q for the three months ended March 31, 2011, filed with the Securities and Exchange Commission on April 20, 2011 and April 28, 2011, respectively.  The Form 8-K also contains a copy of the merger agreement.  In connection with the proposed transaction, DPL will file with the Securities and Exchange Commission a proxy statement and will mail the proxy statement to its shareholders.  Shareholders are encouraged to read the proxy statement regarding the proposed transaction in its entirety when it becomes available because it will contain additional important information about the transaction.  Shareholders will be able to obtain a free copy of the proxy statement, as well as other filings made by DPL regarding DPL, AES and the proposed transaction, without charge, at the Securities and Exchange Commission’s Internet site (http://www.sec.gov).  These materials can also be obtained, when available, without charge, by directing a request to DPL, at communications@dplinc.com.

DPL, AES and their respective executive officers, directors and other persons may be deemed to be participants in the solicitation of proxies from DPL’s shareholders with respect to the proposed transaction.  Information regarding the officers and directors of DPL is included in its Annual Report on Form 10-K for the year ended December 31, 2010 and DPL’s notice and proxy statement for recently postponed annual meeting of shareholders, which were filed with the Securities and Exchange Commission on February 18, 2011 and March 18, 2011, respectively.  Other information regarding the participants in the solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the Securities and Exchange Commission in connection with the proposed transaction and the rescheduled annual meeting of shareholders, which will be held at a date to be determined by DPL’s board of directors.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.  No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

DPL Inc.

CONDENSED CONSOLIDATED STATEMENTS OF RESULTS OF OPERATIONS

	Three Months Ended
	March 31,
$ in millions except per share amounts	2011	2010
	(unaudited)
Revenues	$494.7	$451.2

Cost of revenues:
Fuel	99.8	101.9
Purchased power	120.8	72.8

Total cost of revenues	220.6	174.7

Gross margin	274.1	276.5

Operating expenses:
Operation and maintenance	98.6	80.6
Depreciation and amortization	35.1	37.4
General taxes	38.8	32.5

Total operating expenses	172.5	150.5

Operating income	101.6	126.0

Other income / (expense), net:
Investment income	0.1	0.1
Interest expense	(16.9)	(17.9)
Charge for early redemption of debt	(15.3)	—
Other income / (deductions)	(1.2)	(0.8)
Total other income / (expense), net	(33.3)	(18.6)

Earnings before income tax	68.3	107.4

Income tax expense	24.8	36.4

Net income	$43.5	$71.0

Average number of common shares outstanding (millions):
Basic	114.0	115.6
Diluted	114.5	116.2

Earnings per share of common stock:
Basic	$0.38	$0.61
Diluted	$0.38	$0.61

Dividends paid per share of common stock	$0.3325	$0.3025

DPL Inc.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended
	March 31,
$ in millions	2011	2010
	(unaudited)
Cash flows from operating activities:
Net income	$43.5	$71.0

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	35.1	37.4
Deferred income taxes	33.7	10.5
Unamortized investment tax credit	(0.7)	(0.7)
Charge for early redemption of debt	15.3	—
Changes in certain assets and liabilities	(32.7)	(8.8)
Other	(2.2)	13.2
Net cash provided by operating activities	92.0	122.6

Cash flows from investing activities:
Capital expenditures	(43.0)	(39.8)
Purchase of MC Squared	(8.2)	—
Purchases of short-term investments and securities	(1.7)	(33.7)
Sales of short-term investments and securities	60.8	—
Other	2.1	2.2
Net cash used for investing activities	10.0	(71.3)

Cash flows from financing activities:
Dividends paid on common stock	(37.8)	(35.0)
Early redemption of Capital Trust II notes	(122.0)	—
Premium paid for early redemption of debt	(12.2)	—
Payment of MC Squared debt	(13.5)	—
Withdrawals from revolving credit facilities	50.0	—
Repayment of borrowings from revolving credit facilities	(20.0)	—
Repurchase of DPL Inc. common stock	—	(3.9)
Other	—	1.6
Net cash used for financing activities	(155.5)	(37.3)

Cash and cash equivalents:
Net change	(53.5)	14.0
Balance at beginning of period	124.0	74.9

Cash and cash equivalents at end of period	$70.5	$88.9

Supplemental cash flow information:
Interest paid, net of amounts capitalized	$18.1	$23.7
Income taxes paid / (refunded), net	$—	$5.1
Non-cash financing and investing activities:
Accruals for capital expenditures	$18.3	$13.3
Long-term liability incurred for purchase of assets	$18.7	$—

DPL Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

	At	At
	March 31,	December 31,
$ in thousands	2011	2010
	(unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$70.5	$124.0
Short-term investments	10.0	69.3
Accounts receivable, net	212.3	215.5
Inventories, at average cost	114.9	115.3
Taxes applicable to subsequent years	47.7	63.7
Other prepayments and current assets	58.9	40.6
Total current assets	514.3	628.4

Property, plant and equipment:
Property, plant and equipment	5,425.2	5,353.6
Less: Accumulated depreciation and amortization	(2,600.0)	(2,555.2)
	2,825.2	2,798.4

Construction work in process	120.5	119.7
Total net property, plant and equipment	2,945.7	2,918.1

Other noncurrent assets:
Regulatory assets	181.1	189.0
Other deferred assets	83.0	77.8
Total other noncurrent assets	264.1	266.8

Total Assets	$3,724.1	$3,813.3

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Current portion - long-term debt	$297.6	$297.5
Accounts payable	93.5	98.7
Accrued taxes	39.7	68.1
Accrued interest	17.3	18.4
Revolving credit borrowings	30.0	—
Customer security deposits	18.5	18.7
Other current liabilities	40.7	40.9
Total current liabilities	537.3	542.3

Noncurrent liabilities:
Long-term debt	923.2	1,026.6
Deferred taxes	660.4	625.4
Regulatory liabilities	132.2	124.0
Pension, retiree, and other benefits	27.5	64.9
Unamortized investment tax credit	31.7	32.4
Insurance and claims costs	12.3	10.1
Other deferred credits	146.5	146.2
Total noncurrent liabilities	1,933.8	2,029.6

Redeemable preferred stock of subsidiary	22.9	22.9

Common shareholders’ equity:
Common stock, at par value of $0.01 per share	1.2	1.2
Warrants	2.7	2.7
Common stock held by employee plans	(9.9)	(12.5)
Accumulated other comprehensive loss	(16.6)	(18.9)
Retained earnings	1,252.7	1,246.0
Total common shareholders’ equity	1,230.1	1,218.5

Total Liabilities and Shareholders’ Equity	$3,724.1	$3,813.3

DPL Inc.

OPERATING STATISTICS

(unaudited)

	Three Months Ended
	March 31,
	2011	2010

Electric Sales (millions of kWh):
Residential	1,544	1,595
Commercial	932	886
Industrial	829	801
Other retail	342	337
Total retail	3,647	3,619

Wholesale	606	759

Total electric sales	4,253	4,378

Operating Revenues ($ in thousands):
Residential	$193,139	$180,084
Commercial	95,567	85,479
Industrial	63,869	60,019
Other retail	28,371	27,533
Other miscellaneous revenues	2,572	1,486
Total retail	383,518	354,601

Wholesale	31,729	40,233

RTO revenues	76,680	53,428

Other revenues	2,723	2,937

Total operating revenues	$494,650	$451,199

Other Statistics:
Average price per kWh - retail (cents)	10.45	9.76
Fuel cost per net kWh generated (cents)	2.64	2.31
Fuel cost per net kWh generated (cents)-includes allowance / coal sales and derivative gains	2.60	2.37
Electric customers at end of period	517,594	515,384
Average kWh use per residential customer	3,385	3,493
Peak demand - maximum one-hour use (mw)	2,403	2,407
Total generation (millions of kWh)	3,673	4,289

Degree Days
Heating	2,967	3,058
Cooling	—	—

DPL Inc.

RECONCILIATION OF 2011 Non-GAAP DILUTED EARNINGS PER SHARE

(unaudited)

	Estimate For the Year Ended
Non-GAAP diluted earnings per share reconciliation	December 31, 2011

2011 Diluted EPS - GAAP Range	$2.01	$2.26
Plus:
8.125% Debt repurchase premium and write-off	0.09	0.09
Tax adjustments	0.05	0.05
Storm costs	0.04	0.04
Estimated merger transaction costs	0.11	0.11
2011 Diluted EPS — Non GAAP Range*	$2.30	$2.55

* The estimated range of non-GAAP diluted earnings per share for full-year 2011 included in this press release includes three known adjustments and one estimated adjustment noted above. Additional events may arise that could affect the estimated adjustment and/or give rise to additional adjustments for estimated actual 2011 adjusted earnings per share information disclosed by DPL in the future.